Exhibit 15.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) dated August 3, 2017 on our review of the interim financial information of CTI BioPharma Corp. as of June 30, 2017 and for the three and six-month periods ended June 30, 2017 and 2016 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 is incorporated by reference in this Registration Statement on Form S-3 of CTI BioPharma Corp.

Yours very truly,

/s/ Marcum LLP

Marcum LLP

San Francisco, California

November 6, 2017